Exhibit 99.1

FOXHOLLOW TECHNOLOGIES REPORTS FOURTH QUARTER 2005

REVENUES OF $41.9 MILLION; ANNUAL REVENUES MORE THAN TRIPLE

TO $128.2 MILLION

(REDWOOD CITY, CA), February 21, 2006—FoxHollow Technologies, Inc. (NASDAQ: FOXH), which manufactures and markets the SilverHawk™ Plaque Excision System—a minimally invasive device for the treatment of peripheral artery disease (PAD)—today reported results for the fourth quarter and full year of fiscal 2005.

For the fourth quarter ended December 31, 2005, the company had revenues of $41.9 million, a 16 percent increase over revenues of $36.1 million in the third quarter of 2005 and 185 percent increase over revenues of $14.7 million in the fourth quarter of 2004.

FoxHollow reported a gross margin on product sales of 70 percent versus 73 percent in the prior quarter and 52 percent in the fourth quarter a year ago. The net loss for the fourth quarter of 2005 was $160,000, or $0.01 per share, compared with a net loss of $1.5 million, or $0.06 per share, in the third quarter of 2005, and a loss of $7.5 million, or $0.50 per share, in the fourth quarter a year ago. Included in these results are non-cash, stock-based compensation expenses of $1.2 million in the fourth quarter of 2005, $2.2 million in the third quarter of 2005 and $2.8 million in the fourth quarter of 2004. Net income excluding stock-based compensation expense was $1.1 million, or $0.05 per share, in the fourth quarter of 2005.

Net income excluding stock-based compensation expense is a non-GAAP financial measure. This measure provides an indication of FoxHollow’s performance before certain charges that are considered by management to be outside of the company’s core operating results. In addition, net income excluding stock-based compensation expense is among the primary indicators FoxHollow’s management uses as a basis for planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with generally accepted accounting principles.

For the full year 2005, FoxHollow reported revenues of $128.2 million compared with revenues of $38.6 million in 2004. The company reported a net loss attributable to common stockholders of $11.6 million, or $0.51 per share, in 2005 versus a loss of $45.9 million, or $10.52 per share, in 2004.

“FoxHollow ended 2005 in very solid fashion as it continued to drive broader adoption of the SilverHawk as an effective treatment for PAD,” noted Dr. John Simpson, interim chief executive officer. “A key indicator of our success during the year is the 18 percent increase in the average number of devices purchased per hospital in Q4 2005 compared to the same quarter during the prior year. I am particularly pleased with this result considering that over the same period we saw an 81 percent increase in the number of active hospital accounts and a 26 percent increase in the average selling price of the SilverHawk,” he continued.

The company also provided updates on key areas of the business:

•	FoxHollow ended 2005 with 206 sales representatives versus 69 at the end of 2004. The company plans to end 2006 with approximately 250 sales representatives, with the majority of the hiring occurring in the second half of the year. “This approach to the growth of our sales force will ensure the success of our long-term strategy and enable us to focus on key elements of our market development programs, including enhancing our presence among the referral community—such as podiatrists and primary care physicians,” Simpson noted.

•	Over 730 interventional cardiologists, vascular surgeons and interventional radiologists attended local and national training and education programs sponsored by FoxHollow in 2005. For example, as part of its ongoing initiative to increase the number of critical limb ischemia patients treated, FoxHollow held two national medical meetings last year focused on below-knee interventions. The two meetings, which drew over 350 physicians collectively, were the first ever held to focus exclusively on critical limb ischemia.

•	FoxHollow announced two new clinical studies. The first is an independent single-arm study of 100 patients with PAD treated with SilverHawk. All patients will be followed quantitatively for 12-months. The study will utilize an independent third party lab for the analysis of acute and 12-month clinical outcomes. The second study is a 100-patient randomized trial that compares results for patients with mild to moderate PAD who are treated with the SilverHawk versus those treated with drugs and exercise, which is the current standard of care for millions of patients.

•	The company has modified its approach to the development of new versions of the SilverHawk for the treatment of coronary disease. “We believe that we will be best served by focusing current R&D efforts on the development of an on-board imaging capability, which will give physicians increased precision and confidence in removing plaque in the coronary vasculature,” commented Dr. Simpson. “One implication of this development path is that we will not be starting a clinical study in this area in 2006 as previously planned, but we firmly believe that this approach will ultimately result in greater clinical and market success for our coronary program,” he added.

•	With respect to the company’s pharmacogenomics collaboration with Merck & Co., Inc., 46 sites now have institutional review board (IRB) approval and are collecting tissue samples for multiple clinical studies currently underway. IRB review is pending at 19 additional sites. The joint FoxHollow/Merck collaboration team is focusing on the analysis of atherosclerotic plaque removed from patient arteries by the SilverHawk as a means of identifying new biomarkers for use in drug development. “We are at or ahead of key milestone dates for this agreement and the early data suggest that this tissue will provide a powerful platform for drug evaluation,” Simpson commented.

Guidance for the First Quarter and Fiscal Year 2006.

•	FoxHollow expects revenues of $44-$46 million for the first quarter of 2006, including approximately $2.0 million related to the Merck collaboration. The company expects a net loss per share of $0.66-$0.62. This range includes a one-time charge of approximately $0.47 per share in stock-based compensation expense related to the retirement of the company’s former chief executive officer, and additional recurring stock-based compensation expense of approximately $0.21 per share. Diluted earnings per share excluding stock-based compensation expense are expected to be in the range of $0.01-$0.05.

•	For all of 2006, the company expects revenues of $210-$220 million, including $8-$10 million from the Merck collaboration. The company is expecting a net loss per share of $0.51-$0.32, and diluted earnings per share excluding stock-based compensation expense are expected to be in the range of $0.70-$0.87 per share.

The company noted that stock-based compensation expense for both the first quarter and full year could vary significantly, depending on the price of the company’s stock and future stock grant practices, as well as other factors.

Conference Call

The company will hold a conference call today at 2 p.m., Pacific Standard Time, (5 p.m., Eastern Standard Time). The teleconference can be accessed via the investor relations section of the company’s website at http://www.foxhollowtech.com, or by calling 888-889-5602 (domestic), or 973-582-2734 (international). Please dial in or access the website 10-15 minutes prior the beginning of the call. A replay of the conference call will available four hours after the conference call concludes through 12 a.m., Eastern Standard Time, March 7, 2006, by dialing 877-519-4471, or 973-341-3080, passcode 6995039. An online archive of the webcast will be available for a minimum of two months by accessing the investor relations portion of the company’s website at http://www.foxhollowtech.com

About FoxHollow Technologies

FoxHollow Technologies, Inc., develops and markets minimally invasive plaque excision devices for the treatment of peripheral artery disease (PAD). An estimated 12 million people in the U.S. are thought to suffer from PAD, with 2.5 million patients currently diagnosed. PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. These blockages can result in severe pain for patients and very limited physical mobility. The company’s SilverHawk System is a minimally invasive method of removing the obstructive plaque and restoring blood flow to the legs and feet. For more information, please visit our website at www.foxhollowtech.com

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding FoxHollow’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements concerning the company’s financial guidance for the first quarter and full year 2006 and future revenue from the Merck collaboration are forward-looking statements involving risks and uncertainties. FoxHollow’s fourth quarter and year-end 2005 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause FoxHollow’s actual results to differ materially from the statements contained herein. The potential risks and uncertainties that could cause actual results to differ from the results predicted are included under the caption, “Factors Affecting Future Operating Results,” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our report on Form 10-Q for the quarter ended September 30, 2005, which is on file with the SEC and is available on our investor relations website at http://investor.foxhollowtech.com/ and on the SEC’s website at www.sec.gov. Additional information will also be set forth in our annual report on Form10-K for the year ended December 31, 2005, which will be filed with the SEC in March 2005. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. FoxHollow undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Contacts:

Matt Ferguson

Chief Financial Officer

mferguson@foxhollowtech.com

Jonathan Menachem

Investor Relations

650-421-8449

investorrelations@foxhollowtech.com

Robin Gaffney

Media Relations

650-421-8614

rgaffney@foxhollowtech.com

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$24,249	$27,506
Short-term investments	35,666	42,887
Accounts receivable, net	21,831	7,666
Inventories	15,607	7,619
Prepaid expenses and other current assets	1,846	1,091

Total current assets	99,199	86,769

Property and equipment, net	8,442	3,506
Other assets	564	561

Total assets	$108,205	$90,836

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,072	$3,757
Accrued liabilities	11,163	5,406
Deferred revenue	6,206	—

Total liabilities	24,441	9,163

Stockholders’ equity:
Common stock	24	22
Additional paid-in capital	178,011	169,389
Deferred stock-based compensation	(9,066)	(14,202)
Other comprehensive loss	(99)	(41)
Accumulated deficit	(85,106)	(73,495)

Total stockholders’ equity	83,764	81,673

Total liabilities and stockholders’ equity	$108,205	$90,836

FOXHOLLOW TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue:
Product	$39,515	$14,699	$125,362	$38,552
Research collaboration	2,363	—	2,794	—

Net revenue	41,878	14,699	128,156	38,552

Costs and expenses:
Product (1)	11,760	7,010	39,335	24,144
Research collaboration	408	—	614	—
Research and development (1)	2,846	1,689	10,321	6,191
Selling, general and administrative (1)	27,585	13,711	91,396	38,465

Total costs and expenses	42,599	22,410	141,666	68,800

Loss from operations	(721)	(7,711)	(13,510)	(30,248)
Interest and other income	579	259	1,945	376
Interest and other expense	(18)	(1)	(46)	(3)

Net loss	(160)	(7,453)	(11,611)	(29,875)
Dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	(15,977)

Net loss attributable to common stockholders	$(160)	$(7,453)	$(11,611)	$(45,852)

Net loss per common share:
Basic and diluted	$(0.01)	$(0.50)	$(0.51)	$(10.52)

Weighted-average number of shares used in per common share calculations:
Basic and diluted	23,642	14,933	22,975	4,359

(1) Includes the following stock-based compensation charges:

Costs and expenses:
Product	$125	$380	$550	$727
Research and development	132	312	1,056	605
Selling, general and administrative	983	2,117	5,471	5,494

	$1,240	$2,809	$7,077	$6,826